EX-99.77Q1 OTHER EXHIBITS

Exhibit 77(Q1) - Addendum to
Question 7C

Question 7.c
Addendum to Question 7.c on Form N-SAR

List the name of each series or
portfolio and give a consecutive
number to each series or portfolio
in excess of the 99 consecutive
series or portfolios permitted by
the form.

Series Number    Series Name
Is this the last filing for this
series? (Y or N)

104 361 Domestic Long/Short Equity Fund   N
105 Berwyn Fund	N
106 Berwyn Income Fund N
107 Berwyn Cornerstone Fund N
113 361 U.S. Small Cap Equity Fund N


Please refer to the 361 Domestic
Long/Short Equity Fund, Berwyn Fund,
Berwyn Income Fund, Berwyn
Cornerstone Fund and 361 U.S. Small Cap Equity
Fund semi-annual reports to shareholders dated
April 30, 2017 to be filed on Form N-CSRS for additional information concerning the Fund.